Exhibit 10.3

Execution Version

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of March 31, 2021 (this “Agreement”), is by and among (a) Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta (the “Company”), (b) Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), (c) Union Group International Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“UGI”), (d) Union Acquisition Associates II, LLC, a New York limited liability company (“UAA,” and collectively with UGI, the “Sponsors”), (e) Union Acquisition Corp. II, a Cayman Islands exempted company (“SPAC”), (f) the undersigned investors in SPAC (the “Investors”, and together with the Sponsors, the “SPAC Holders”), and (g) the undersigned shareholders of the Company (the “Eligible Company Shareholders”). Capitalized terms used herein shall have the respective meanings given to them in this Agreement, including Section 10 hereunder, or if not defined herein, in that certain Business Combination Agreement entered into on or about the date hereof by and among the Company, Holdco, OZLEM Limited, a Cayman Islands exempted company (“Merger Sub”), and SPAC (as amended and/or restated from time to time, the “BCA”).

WHEREAS, concurrently with the entry into this Agreement, SPAC, Holdco, the Company and Merger Sub are entering into the BCA, which provides for, among other things, a business combination among SPAC, Holdco, the Company and Merger Sub pursuant to which the SPAC Ordinary Shares and SPAC Warrants shall be exchanged for Holdco Ordinary Shares and Holdco Warrants, respectively;

WHEREAS, as of the date hereof, the SPAC Holders own beneficially and of record those Founder Shares and Private Placement Warrants set forth opposite such SPAC Holder’s name as set forth on Schedule A hereto;

WHEREAS, the Company, Holdco and the Company Shareholders (including the Eligible Company Shareholders) are a party to those certain Contribution and Exchange Agreements, dated as of March 31, 2021 (the “Exchange Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, the Company Shareholders will contribute their shares of Company Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares and, in the case of IFC, Holdco Ordinary Shares and Holdco Redeemable Shares, with the Company becoming a wholly-owned subsidiary of Holdco following the consummation of such exchanges; and

WHEREAS, in order to induce SPAC, Holdco, the Company, Merger Sub and the Eligible Company Shareholders to enter into the BCA and the Exchange Agreements, as applicable, and consummate the Transactions, each of the SPAC Holders, Holdco, SPAC, the Eligible Company Shareholders and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the BCA, the receipt and sufficiency of which is hereby acknowledged, each SPAC Holder hereby agrees, severally and not jointly, with SPAC, Holdco, the Eligible Company Shareholders and the Company as follows:

1.  Sponsors Forfeited Warrants. Each of the Sponsors hereby agrees that, subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the Closing, the Sponsors shall provide written notice to Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) under the Share Escrow Agreement dated as of October 17, 2019 by and between SPAC and the Escrow Agent (the “Share Escrow Agreement”), in a form reasonably acceptable to the Escrow Agent and the Company, forfeiting and surrendering the number of Private Placement Warrants set forth opposite such Sponsor’s name in Schedule B hereto (the “Forfeited Warrants”) and the Sponsors shall cause the Escrow Agent, upon receipt of such written notice, to release the Forfeited Warrants to SPAC for cancellation. The Sponsors and SPAC shall take all reasonably necessary actions required to reflect the forfeiture and surrender of the Forfeited Warrants as of immediately prior to the Closing in the books and records of the Escrow Agent.

2.  ECS Escrow Agreement. Each of the Eligible Company Shareholders and Holdco agree to take all actions necessary to cause, at the Closing, the entry into a stock escrow agreement among the Eligible Company Shareholders, Holdco and the Escrow Agent, or, if the Escrow Agent shall be unable or shall not agree to serve as escrow agent, such other bank or trust company as shall be mutually agreed by the Eligible Company Shareholders and Holdco (the Escrow Agent or such other bank or trust company being the “ECS Escrow Agent”) in a form mutually agreed upon by the Eligible Company Shareholders and Holdco (the “ECS Escrow Agreement”), and pursuant to which, immediately following the Closing, on the Closing Date, the Eligible Company Shareholders shall deposit the number of Holdco Ordinary Shares set forth opposite such Eligible Company Shareholders’ name in Schedule C hereto and received by such Eligible Company Shareholders pursuant to the terms of the BCA and the Exchange Agreements at Closing (the “ECS Holdco Escrow Shares”), into an escrow account maintained by the ECS Escrow Agent and held and disbursed pursuant to the terms set forth in Schedule 1 hereto and subject to the other terms and conditions of the ECS Escrow Agreement. At the Closing, the Eligible Company Shareholders shall cause Holdco to instruct Holdco’s transfer agent to transfer the ECS Holdco Escrow Shares to the ECS Escrow Agent immediately following the Closing.

3.  Sponsors Escrow Agreement. Each of the Sponsors and Holdco agree to take all actions necessary to cause, at the Closing, the entry into either, in the sole discretion of the Sponsors, an amendment to the Share Escrow Agreement (the “Sponsor Escrow Amendment”) or an escrow agreement among the Sponsors, Holdco and the Escrow Agent, or, if the Escrow Agent shall be unable or shall not agree to serve as escrow agent, such other bank or trust company as shall be mutually agreed by the Sponsors and Holdco (the Escrow Agent or such other bank or trust company being the “Sponsor Escrow Agent”) in a form mutually agreed upon by the Sponsors and Holdco (the “Sponsor Escrow Agreement”), and pursuant to which, immediately following the Closing, on the Closing Date, the Sponsors shall deposit or transfer, or cause to be deposited or transferred (i) the number of Holdco Ordinary Shares set forth opposite such Sponsors’ name in Schedule D hereto and received by such Sponsor pursuant to the terms of the BCA at Closing (the “Sponsor Holdco Escrow Shares”), into an escrow account maintained by the Sponsor Escrow Agent and held and disbursed pursuant to the terms set forth in Schedule 2 hereto and subject to the other terms and conditions of the Sponsor Escrow Agreement; and (ii) the number of Holdco Warrants set forth opposite such Sponsors’ name in Schedule E hereto and received by such Sponsor pursuant to the terms of the BCA at Closing (the “Sponsor Holdco Escrow Warrants”), into an escrow account maintained by the Sponsor Escrow Agent and held and disbursed pursuant to the terms set forth in Schedule 3 hereto and subject to the other terms and conditions of the Sponsor Escrow Agreement or the Sponsor Escrow Amendment, as applicable. At the Closing, the Sponsors shall cause Holdco to instruct Holdco’s transfer agent to transfer the Sponsor Holdco Escrow Shares and the Sponsor Holdco Escrow Warrants to the Sponsor Escrow Agent immediately following the Closing.

4.  Voting Obligations. From the date hereof until the earlier of (i) the Closing or (ii) termination of the BCA in accordance with Article X thereof (such period, the “Interim Period”), such SPAC Holder, in his, her or its capacity as a holder of Founder Shares, severally and not jointly, agrees irrevocably and unconditionally that, at each SPAC Shareholders’ Meeting, at any other meeting of the SPAC Shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of the SPAC Shareholders and in connection with any similar vote or consent of the holders of Private Placement Warrants in their capacities as such, including in each of the SPAC Proposals, such SPAC Holder shall, and shall cause any other holder of record of any of such SPAC Holder’s Founder Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the SPAC Holder’s Founder Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Founder Shares he, she or it is entitled to vote at the SPAC Shareholders’ Meeting in favor of each SPAC Proposal and any other matters reasonably necessary for consummation of the Transactions; and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such SPAC Holder’s Founder Shares against any Competing SPAC Transaction and any other action that would reasonably be expected to impede, interfere with or materially delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, or result in a material breach of any representation, warranty, covenant or other obligation or agreement of SPAC, under the BCA.

The obligations of the SPAC Holders in this Section 4 shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Proposals and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Board’s recommendation to its stockholders.

5.  Waiver of Certain Rights. On behalf of herself, himself, itself and its affiliates:

(a) each SPAC Holder hereby irrevocably and unconditionally agrees not to (i) demand that SPAC redeem its Founder Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Founder Shares for redemption; and

(b) each SPAC Holder hereby irrevocably and unconditionally (i) waives any rights for working capital loans, if any, made by it or its affiliates or on its behalf or on behalf of its affiliates to SPAC or any of its affiliates to be converted into warrants exercisable for securities of SPAC, Holdco or any of their affiliates or their successors and assigns and (ii) agrees that no such loans, if any, shall be converted into such warrants or any such other securities.

6.  Reasonable Best Efforts. During the Interim Period, each SPAC Holder (i) shall, and shall cause its affiliates to, use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and (ii) shall not, and shall cause its affiliates not to, take any action that would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Transactions set forth in Article IX of the BCA.

7.  Transfer Restrictions.

(a) Interim Period. During the Interim Period, each SPAC Holder shall not, and shall cause any other holder of record of any of such SPAC Holder’s Founder Shares not to, Transfer any Founder Shares that she, he or it Beneficially Owns without the prior written consent of Holdco; provided, however, and subject to the obligations set forth in Section 1 and Section 3, that the foregoing sentence shall not apply to the following (each, a “Permitted Transfer”):

(i) Transfers of Founder Shares or any security convertible into or exercisable or exchangeable for Founder Shares as a bona fide gift or gifts, or to a charitable organization;

(ii) Transfers of Founder Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of any Investor or any other person with whom such Investor has a relationship by blood, marriage or adoption not more remote than first cousin;

(iii) If the undersigned is an individual, Transfers by will or intestate succession upon the death of any Investor;

(iv) Transfers of Founder Shares by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(v) in the case of any Sponsor, (A) Transfers to a corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with such Sponsor and (B) distributions of Founder Shares to partners, limited liability company members or equityholders who control such Sponsor;

(vi) Transfers to SPAC or the officers, directors or affiliates of SPAC or a SPAC Holder;

(vii) in the event of SPAC’s liquidation;

(viii) by virtue of the laws of the jurisdiction of formation of any Sponsor or any of Sponsor’s limited liability company agreement, limited partnership agreement or equivalent organizational document, upon dissolution of such Sponsor; and

(ix) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Founder Shares or any securities convertible into or exercisable or exchangeable for Founder Shares during the Interim Period;

provided, that in the case of any Transfer or distribution pursuant to Section 7(a)(i) through Section 7(a)(viii), each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the applicable SPAC Holder, the Company and the Holdco to be bound by the provisions of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the SPAC Holders shall not Transfer any SPAC Holder’s Founder Share that would result in such SPAC Holder holding an amount of Founder Shares that is less than the Founder Shares’ portion of the Forfeited Warrants.

(c) Any Transfer in violation of the provisions of this Section 7 shall be null and void ab initio and be of no force or effect.

(d) Any person who acquires Founder Shares pursuant to a Permitted Transfer in compliance with this Agreement shall subsequently be permitted to Transfer such Founder Shares pursuant to a Permitted Transfer made in compliance with this Agreement.

8.  Private Placement Warrants Redemption. Each of Kyle P. Bransfield and Juan Sartori, each of whom is an equityholder of a Sponsor and Beneficially Owns that number of Private Placement Warrants set forth opposite his, her or its name as set forth on Schedule A hereto (the “Investor Private Placement Warrants”), agrees to, waive Section 6.4 of the SPAC Warrant Agreement concurrently with any redemption pursuant to Section 6.1 of the SPAC Warrant Agreement after the Closing by Holdco and, exercise all (but not less than all) of his, her or its Investor Private Placement Warrants in accordance with Section 3.3.1(b) of the SPAC Warrant Agreement.

9.  Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Beneficially Own” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

(b) “Founder Shares” means each of the SPAC Ordinary Shares held by the Investors or the Sponsors.

(c) “Private Placement Warrants” means each of the SPAC Warrants held by the Investors or the Sponsors.

(d)  “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

10.  Entire Agreement; Assignment; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto. This Agreement may be amended in writing by all parties hereto by an instrument in writing signed by each of the parties hereto.

11.  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

14.  Governing Law; Venue; Waiver of Jury Trial. Sections 11.06 and 11.07 of the BCA are incorporated herein by reference, mutatis mutandis.

15.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to (a) if to SPAC or any Sponsor, the address for SPAC in accordance with the terms of Section 11.01 of the BCA, (b) if to the Company or Holdco, the address for the Company or Holdco in accordance with the terms of Section 11.01 of the BCA and (c) if to the Investors or the Eligible Company Shareholders, the address set forth in such Investor’s or such Eligible Company Shareholder’s signature block hereto.

16.  Termination. This Agreement shall automatically terminate on the earliest of: (a) the valid termination of the BCA (in which case this Agreement shall be of no force and effect) and (b) the mutual written agreement of the parties hereof; provided, that no such termination shall relieve any party hereto from any liability resulting from its pre-termination breach of this Agreement.

17.  Representations and Warranties. Each SPAC Holder hereby represents and warrants (severally and not jointly as to herself, himself or itself only) to SPAC, Holdco, the Eligible Company Shareholders and the Company as follows: (a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such person; (b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) this Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); and (d) the execution and delivery of this Agreement by such person does not, and the performance by such person of its obligations hereunder will not require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its obligations under this Agreement.

18.  Equitable Adjustments. If, and as often as, there are any changes in SPAC, Holdco, the Founder Shares, the Private Placement Warrants, the Holdco Ordinary Shares or the Holdco Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, Holdco, the Founder Shares, the Private Placement Warrants, the Holdco Ordinary Shares or the Holdco Warrants each as so changed.

19.  Stop Transfer Order; Legend. Each SPAC Holder hereby authorizes SPAC and Holdco to maintain a copy of this Agreement at either the executive office or the registered office of SPAC. In furtherance of this Agreement, each SPAC Holder hereby authorizes and will instruct SPAC and Holdco, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such SPAC Holder’s Founder Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing (or any notice given pursuant to the laws of the Cayman Islands in respect of) such SPAC Holder’s Founder Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN TRANSACTION SUPPORT AGREEMENT, DATED AS OF MARCH 31, 2021, BY AND AMONG CRYNSSEN PHARMA GROUP LIMITED, A private limited liability company registered and incorporated under the laws of Malta, Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, UNION GROUP INTERNATIONAL HOLDINGS LIMITED, A COMPANY INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS, UNION ACQUISITION ASSOCIATES II, LLC, A NEW YORK LIMITED LIABILITY COMPANY, UNION ACQUISITION CORP. II, A CAYMAN ISLANDS EXEMPTED COMPANY and certain other PERSONS partY thereto. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH TRANSACTION SUPPORT AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

20.  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in any court of the United States located in the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

21.  Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever this Agreement uses “it”, “its” or derivations thereof to refer to a natural person, such references shall be deemed references to “her”, “him” or “his”, as applicable.

22.  Updates to Schedule A; Admission of New SPAC Holders. During the Interim Period, each SPAC Holder shall promptly notify SPAC of any increase, decrease or other change in the number of Founder Shares or Private Placement Warrants held by or on behalf of such SPAC Holder (for the avoidance of doubt, each SPAC Holder acknowledges and agrees that Section 7(a) prohibits all Transfers of its Founder Shares, other than Permitted Transfers, during the Interim Period). From and after the Closing, each SPAC Holder shall promptly notify Holdco of any increase, decrease or other change in the number of Founder Shares or Private Placement Warrants held by or on behalf of such SPAC Holder, including as a result of a Transfer in compliance with this Agreement. Promptly following each such notification, SPAC or Holdco (as applicable) shall update Schedule A to reflect the applicable changes as they relate to Founder Shares or Private Placement Warrants (in the case of an Interim Period change) or Founder Shares (in the case of a post-Closing change), and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Agreement (unless and until it is later updated in accordance with this Section 22). Any such update to Schedule A pursuant to this Section 22 shall not be deemed an amendment to this Agreement for purposes of Section 10.

23.  Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with the entry into the Investor Rights and Lock-Up Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsors but not including any PIPE Investors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

24.  Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRYNSSEN PHARMA GROUP LIMITED

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Director

Procaps Group, S.A.

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Director

UNION GROUP INTERNATIONAL HOLDINGS LIMITED

By	/s/ Juan Sartori
Name:	Juan Sartori
Title:	Chairman

UNION ACQUISITION ASSOCIATES II, LLC

By	/s/ Daniel W. Fink
Name:	Daniel W. Fink
Title:	Managing Member

UNION ACQUISITION CORP. II

By	/s/ Kyle P. Bransfield
Name:	Kyle P. Bransfield
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

INVESTORS

/s/ Juan Sartori
Name: Juan Sartori

/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield

PENSCO Trust Company for Kyle P. Bransfield as beneficiary

/s/ Kyle P. Bransfield
Name: Kyle P. Bransfield
Title: Beneficiary

[Signature Page to Transaction Support Agreement]

Eligible Company Shareholder

Deseja Trust

By: Commonwealth Trust Company, solely in its capacity as Trustee, and not in its individual capacity

Name:	/s/ James A. Horty, III
Title:	V.P.
Address:	29 Bancroft Mills Rd.,
Wilmington, DE 19806

Simphony Trust

By: Commonwealth Trust Company, solely in its capacity as Trustee, and not in its individual capacity

Name:	/s/ James A. Horty, III
Title:	V.P.
Address:	29 Bancroft Mills Rd.,
Wilmington, DE 19806

Sognatore Trust

By: Caoton Company, S.A., as Trustee

Name:	/s/ Geoffrey Peter Cone
Title:	Director
Address:	Uruguay

[Signature Page to Transaction Support Agreement]

SCHEDULE A

SPAC Holder	Founder Shares		Private Placement Warrants
Union Acquisition Associates II, LLC	2,352,500	(1)	3,125,000
Union Group International Holdings Ltd	2,352,500	(2)	3,125,000
PENSCO Trust Company for Kyle P. Bransfield as beneficiary	150,000		0
Juan Sartori(3)	2,352,500		3,125,000
Kyle P. Bransfield(4)	2,502,500		3,125,000

(1)	Includes 5,000 Founder Shares that will be transferred prior to Closing as agreed between SPAC and Holdco.
(2)	Includes 5,000 Founder Shares that will be transferred prior to Closing as agreed between SPAC and Holdco.
(3)	Represents shares held by Union Group International Holdings Limited, an entity controlled by Juan Sartori.
(4)	Includes shares held by Union Acquisition Associates II, LLC, an entity controlled by Kyle P. Bransfield, and PENSCO Trust Company, which holds shares for Kyle P. Bransfield as beneficiary.

SCHEDULE B

Sponsors	Private Placement Warrants Forfeited
Union Acquisition Associates II, LLC	1,437,500
Union Group International Holdings Ltd	1,437,500
Total	2,875,000

SCHEDULE C

Eligible Company Shareholders	Holdco Ordinary Shares
Simphony Trust	2,794,372
Deseja Trust	2,794,372
Sognatore Trust	4,875,868
Total	10,464,612

SCHEDULE D

Sponsors	Holdco Ordinary Shares

Union Acquisition Associates II, LLC	625,000
Union Group International Holdings Ltd	625,000
Total	1,250,000

SCHEDULE E

Sponsors	Holdco Warrants

Union Acquisition Associates II, LLC	1,437,500
Union Group International Holdings Ltd	1,437,500
Total	2,875,000

Schedule 1

Release and Distribution of ECS Holdco Escrow Shares

The ECS Holdco Escrow Shares to be deposited into the escrow account of the ECS Escrow Agent pursuant to the terms of this Transaction Support Agreement (the “Agreement”) shall be held by the ECS Escrow Agent and disbursed in accordance with this Schedule 1, which shall be reflected in the ECS Escrow Agreement. Capitalized terms used in this Schedule 1 of the Agreement shall have the respective meanings given to them in the Agreement, including in any other of its Schedules, or if not defined thereunder, in this Schedule 1 of the Agreement.

1. First Level Release Target. The ECS Escrow Agent shall hold 5,232,306 ECS Holdco Escrow Shares (the “First Level ECS Escrow Shares”) until the earlier to occur of (a) the date on which the closing price of the Holdco Ordinary Shares on the Nasdaq Stock Market equals or exceeds $12.50 per Holdco Ordinary Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period (the “First Level Release Target”), or (b) the date that is the tenth (10th) anniversary of the Closing (the “Ten Year Expiration Date”).

2. Second Level Release Target. The ECS Escrow Agent shall hold 5,232,306 ECS Holdco Escrow Shares (the “Second Level ECS Escrow Shares”) until the earlier to occur of (a) the date on which the closing price of the Holdco Ordinary Shares on the Nasdaq Stock Market equals or exceeds $13.00 per Holdco Ordinary Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period (the “Second Level Release Target”), or (b) the Ten Year Expiration Date.

3. Disbursement of First Level ECS Escrow Shares. If the First Level Release Target is achieved before the Ten Year Expiration Date, then within three (3) business days thereafter the ECS Escrow Agent shall (subject to costumery escrow notification provisions) release the First Level ECS Escrow Shares as follows:

Eligible Company Shareholder	First Level ECS Escrow Shares
Simphony Trust	1,397,186
Deseja Trust	1,397,186
Sognatore Trust	2,437,934

4. Disbursement of Second Level ECS Escrow Shares. If the Second Level Release Target is achieved before the Ten Year Expiration Date, then within three (3) business days thereafter the ECS Escrow Agent shall (subject to costumery escrow notification provisions) release the Second Level ECS Escrow Shares as follows:

Eligible Company Shareholder	Second Level ECS Escrow Shares
Simphony Trust	1,397,186
Deseja Trust	1,397,186
Sognatore Trust	2,437,934

5. Automatic Release. Notwithstanding the terms set forth above, if after the Closing Date, Holdco shall consummate a liquidation, merger, stock exchange or other similar transaction which results in all of the holders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property, then the ECS Escrow Agent shall (subject to customary escrow notification provisions) promptly release all the ECS Holdco Escrow Shares to the Eligible Company Shareholders in accordance with the terms set forth in Sections 3 and 4 of this Schedule 1.

6. Cancellation. On the Ten Year Expiration Date, any ECS Holdco Escrow Shares that, in accordance with the terms of Sections 3, 4 and 5 of this Schedule 1, have not been released and remain in escrow, shall be released by the ECS Escrow Agent to Holdco for cancellation.

7. Voting Rights. As long as the ECS Holdco Escrow Shares are held in escrow pursuant to the terms of the ECS Escrow Agreement, the Eligible Company Shareholders shall retain all of their voting rights as shareholders of Holdco with respect to the ECS Holdco Escrow Shares.

8. Dividends and Other Distributions. As long as the ECS Holdco Escrow Shares are held in escrow pursuant to the terms of the ECS Escrow Agreement, all dividends payable, whether in cash, stock or other non-cash property with respect to the ECS Holdco Escrow Shares shall be delivered to the ECS Escrow Agent to hold and distribute in the same manner as the ECS Holdco Escrow Shares shall be held and distributed pursuant to this Schedule 1 and the Agreement.

Schedule 2

Release and Distribution of Sponsor Holdco Escrow Shares

The Sponsor Holdco Escrow Shares to be deposited into the escrow account of the Sponsor Escrow Agent pursuant to the terms of this Transaction Support Agreement (the “Agreement”) shall be held by the Sponsor Escrow Agent and disbursed in accordance with this Schedule 2 (subject to any other applicable lock-up), which shall be reflected in the Sponsor Escrow Agreement or Sponsor Escrow Amendment, as applicable. Capitalized terms used in this Schedule 2 of the Agreement shall have the respective meanings given to them in the Agreement, including in any other of its Schedules, or if not defined thereunder, in this Schedule 2 of the Agreement.

1. First Level Release Target. The Sponsor Escrow Agent shall hold 625,000 Sponsor Holdco Escrow Shares (the “First Level Sponsor Escrow Shares”) until the earlier to occur of (a) the First Level Release Target, or (b) Ten Year Expiration Date.

2. Second Level Release Target. The Sponsor Escrow Agent shall hold 625,000 Sponsor Holdco Escrow Shares (the “Second Level Sponsor Escrow Shares”) until the earlier to occur of (a) the Second Level Release Target, or (b) the Ten Year Expiration Date.

3. Disbursement of First Level Sponsor Escrow Shares. If the First Level Release Target is achieved before the Ten Year Expiration Date, then within three (3) business days thereafter the Sponsor Escrow Agent shall (subject to costumery escrow notification provisions) release the First Level Sponsor Escrow Shares as follows:

Sponsor	First Level Sponsor Escrow Shares

Union Acquisition Associates II, LLC	312,500
Union Group International Holdings Ltd	312,500

4. Disbursement of Second Level Sponsor Escrow Shares. If the Second Level Release Target is achieved before the Ten Year Expiration Date, then within three (3) business days thereafter the Sponsor Escrow Agent shall (subject to costumery escrow notification provisions) release the Second Level Sponsor Escrow Shares as follows:

Sponsor	Second Level Sponsor Escrow Shares

Union Acquisition Associates II, LLC	312,500
Union Group International Holdings Ltd	312,500

5. Automatic Release. Notwithstanding the terms set forth above, if after the Closing Date, Holdco shall consummate a liquidation, merger, stock exchange or other similar transaction which results in all of the holders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property, then the Sponsor Escrow Agent shall (subject to customary escrow notification provisions) promptly release all the Sponsor Holdco Escrow Shares to the Sponsors in accordance with the terms set forth in Sections 3 and 4 of this Schedule 2.

6. Cancellation. On the Ten Year Expiration Date, any Sponsor Holdco Escrow Shares that, in accordance with the terms of Sections 3, 4 and 5 of this Schedule 2, have not been released and remain in escrow, shall be released by the Sponsor Escrow Agent to Holdco for cancellation.

7. Voting Rights. As long as the Sponsor Holdco Escrow Shares are held in escrow pursuant to the terms of the Sponsor Escrow Agreement or Sponsor Escrow Amendment, as applicable, the Sponsors shall retain all of their voting rights as shareholders of Holdco with respect to the Sponsor Holdco Escrow Shares.

8. Dividends and Other Distributions. As long as the Sponsor Holdco Escrow Shares are held in escrow pursuant to the terms of the Sponsor Escrow Agreement or Sponsor Escrow Amendment, as applicable, all dividends payable, whether in cash, stock or other non-cash property with respect to the Sponsor Holdco Escrow Shares shall be delivered to the Sponsor Escrow Agent to hold and distribute in the same manner as the Sponsor Holdco Escrow Shares shall be held and distributed pursuant to this Schedule 2 and the Agreement.

Schedule 3

Release and Distribution of Holdco Escrow Warrants

The Sponsor Holdco Escrow Warrants to be deposited into the escrow account of the Sponsor Escrow Agent pursuant to the terms of this Transaction Support Agreement (the “Agreement”) shall be held by the Sponsor Escrow Agent and disbursed in accordance with this Schedule 3 (subject to any other applicable lock-up), which shall be reflected in the Sponsor Escrow Agreement or Sponsor Escrow Amendment, as applicable. Capitalized terms used in this Schedule 3 of the Agreement shall have the respective meanings given to them in the Agreement, including in any other of its Schedules, or if not defined thereunder, in this Schedule 3 of the Agreement.

1. First Level Release Target. The Sponsor Escrow Agent shall hold 1,437,500 Sponsor Holdco Escrow Warrants (the “First Level Sponsor Escrow Warrants”) until the earlier to occur of (a) the First Level Release Target, or (b) the date that is the fifth (5th) anniversary of the Closing (the “Five Year Expiration Date”).

2. Second Level Release Target. The Sponsor Escrow Agent shall hold 1,437,500 Sponsor Holdco Escrow Warrants (the “Second Level Sponsor Escrow Warrants”) until the earlier to occur of (a) the Second Level Release Target, or (b) the Five Year Expiration Date.

3. Disbursement of First Level Sponsor Escrow Warrants. If the First Level Release Target is achieved before the Five Year Expiration Date, then within three (3) business days thereafter the Sponsor Escrow Agent shall (subject to costumery escrow notification provisions) release the First Level Sponsor Escrow Warrants as follows:

Sponsor	First Level Sponsor Escrow Warrants

Union Acquisition Associates II, LLC	718,750
Union Group International Holdings Ltd	718,750

4. Disbursement of Second Level Sponsor Escrow Warrants. If the Second Level Release Target is achieved before the Five Year Expiration Date, then within three (3) business days thereafter the Sponsor Escrow Agent shall (subject to costumery escrow notification provisions) release the Second Level Sponsor Escrow Warrants as follows:

Sponsor	Second Level Sponsor Escrow Warrants

Union Acquisition Associates II, LLC	718,750
Union Group International Holdings Ltd	718,750

5. Automatic Release. Notwithstanding the terms set forth above, if after the Closing Date, Holdco shall consummate a liquidation, merger, stock exchange or other similar transaction which results in all of the holders having the right to exchange their Holdco Warrants for cash, securities or other property, then the Sponsor Escrow Agent shall (subject to customary escrow notification provisions) promptly release all the Sponsor Holdco Escrow Warrants to the Sponsors in accordance with the terms set forth in Sections 3 and 4 of this Schedule 3.

6. Cancellation. On the Five Year Expiration Date, any Sponsor Holdco Escrow Warrants that, in accordance with the terms of Sections 3, 4 and 5 of this Schedule 3, have not been released and remain in escrow, shall be released by the Sponsor Escrow Agent to Holdco for cancellation.